Exhibit 10.13

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 19th day of November, 2012 (the “Fourth Amendment Execution Date”), by and between BMR-3545-3575 JOHN HOPKINS LP, a Delaware limited partnership (“Landlord,” formerly known as BMR-John Hopkins Court LLC), and REGULUS THERAPEUTICS INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of March 19, 2010 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 26, 2010 (the “First Amendment”), that certain Second Amendment to Lease dated as of January 26, 2011 (the “Second Amendment”) and that certain Third Amendment to Lease dated as of February 27, 2012 (the “Third Amendment,” and together with the Original Lease, First Amendment and Second Amendment, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Original Premises”) from Landlord in the building located at 3545-3575 John Hopkins Court in San Diego, California (the “Building”);

B. WHEREAS, Landlord desires to lease to Tenant and Tenant desires to lease from Landlord additional premises; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Amendment, is referred to herein as the “Amended Lease.”

2. Second Additional Premises. Commencing as of the Second Additional Premises Commencement Date (as defined below), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately six thousand nine hundred eighty (6,980) square feet of additional Rentable Area located on the first (1st) floor of the Building, as depicted on Exhibit A attached hereto (the “Second Additional Premises”). From and after the Second Additional Premises Commencement Date, the term “Premises,” as used in the Lease, shall mean the Original Premises plus the Second Additional Premises for a total of twenty-eight thousand eight hundred fourteen (28,814) square feet of Rentable Area. For purposes of clarity, as of the Second Additional Premises Commencement Date, the entire Premises may also be broken down as follows: (a) seven thousand three hundred forty-four square feet of Rentable Area located on the first (1st) floor of the Building (the “First Floor Premises”) and (b) twenty-one thousand four hundred seventy square feet of Rentable Area located on the second (2nd) floor of the Building (the “Second Floor Premises”).

3. Second Additional Premises Term. The Term with respect to the Second Additional Premises shall commence on the Second Additional Premises Commencement Date (as defined below) and expire on the Term Expiration Date, subject to earlier termination pursuant to the terms of the Amended Lease (such period of time is referred to herein as the “Second Additional Premises Term”).

4. Possession and Commencement.

4.1. The “Second Additional Premises Commencement Date” shall be the earlier of (a) May 15, 2013 and (b) the day the work described in the Second Work Letter (the “Second Additional Tenant Improvements”) is Substantially Complete. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Second Additional Premises Commencement Date within ten (10) days after Tenant takes occupancy of the Second Additional Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Second Additional Premises Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the First Floor Premises required for the Permitted Use by Tenant shall not serve to extend the Second Additional Premises Commencement Date. The term “Substantially Complete” or “Substantial Completion” means that the Second Additional Tenant Improvements are substantially complete in accordance with the Approved Plans (as defined in the Second Work Letter), except for minor punch list items.

4.2. Tenant shall cause the Second Additional Tenant Improvements to be constructed in the First Floor Premises pursuant to the Second Work Letter attached hereto as Exhibit B (the “Second Work Letter”) at a cost to Landlord not to exceed (a) Two Hundred Ninety-Three Thousand Seven Hundred Sixty Dollars ($293,760) (based upon Forty Dollars ($40) per square foot of Rentable Area of First Floor Premises) (the “Second Base TI Allowance”) plus (b) if properly requested by Tenant pursuant to this Section, Six Hundred Sixty Thousand Nine Hundred Sixty Dollars ($660,960) (based upon Ninety Dollars ($90) per square foot of Rentable Area of First Floor Premises) (the “Second Additional TI Allowance”), for a total of Nine Hundred Fifty-Four Thousand Seven Hundred Twenty Dollars ($954,720) (based upon One Hundred Thirty Dollars ($130) per square foot of Rentable Area of First Floor Premises). The Second Base TI Allowance, together with Second Additional TI Allowance (if properly requested by Tenant pursuant to this Article), shall be referred to herein as the “Second TI Allowance.” The Second TI Allowance may be applied to the costs of (n) construction, (o) project review by Landlord (which fee shall equal three percent (3%) of the hard costs of the Second Additional Tenant Improvements, including the Second Base TI Allowance and, if used by Tenant, the Second Additional TI Allowance), (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Second Additional Tenant Improvements, and (r) costs and expenses for labor, material, equipment and fixtures. In no event shall the Second TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the Second Work Letter) or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under the Amended Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

4.3. Base Rent with respect to the First Floor Premises shall be increased to include the amount of the Second Additional TI Allowance disbursed by Landlord in accordance with this Lease amortized over the Second Additional Premises Term at a rate of eight percent (8%) annually. Tenant shall have until May 1, 2013 (the “Second TI Deadline”), to expend the unused portion of the Second TI Allowance, after which date Landlord’s obligation to fund such costs shall expire. The amount by which Base Rent with respect to the First Floor Premises shall be increased shall be determined (and Base Rent shall be increased accordingly) as of the Second Additional Premises Commencement Date and, if such determination does not reflect use by Tenant of all of the Second Additional TI Allowance, shall be determined again as of the Second TI Deadline, with Tenant paying (on the next succeeding day that Base Rent is due under this Lease (the “Second TI True-Up Date”)) any underpayment of the further adjusted Base Rent for the period beginning on the Second Additional Premises Commencement Date and ending on the Second TI True-Up Date.

4.4. Landlord shall not be obligated to expend any portion of the Second Additional TI Allowance until Landlord shall have received from Tenant a letter in the form attached as Exhibit D hereto executed by an authorized officer of Tenant. In no event shall any unused Second TI Allowance entitle Tenant to a credit against Rent payable under the Amended Lease. Tenant shall deliver to Landlord (a) a certificate of occupancy for the First Floor Premises suitable for the Permitted Use and (b) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor.

4.5. Prior to entering upon the Second Additional Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect with respect to the Second Additional Premises, and such entry shall be subject to all the terms and conditions of the Amended Lease other than the payment of Base Rent or Tenant’s Share of Operating Expenses (as defined below).

4.6. Promptly after the Fourth Amendment Execution Date, Tenant, at its sole cost and expense, shall install temporary meters for all water, gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Second Additional Premises for use during Tenant’s construction of the Second Additional Tenant Improvements and until the Second Additional Premises Commencement Date. Tenant shall pay all utility charges for the Second Additional Premises, together with any fees, surcharges and taxes thereon for the period beginning on the date that Tenant first accesses the Second Additional Premises for any reason after the Fourth Amendment Execution Date. Notwithstanding anything in the Lease to the contrary, the Second Additional Tenant Improvements shall include purchasing and installing a separate submeter to measure the electricity and gas supplied to the First Floor Premises. From and after the Second Additional Premises Commencement Date, Tenant shall be responsible for the cost of utilities supplied to the Second Additional Premises as set forth in Section 16.1 of the Lease.

5. Landlord Work. Landlord, at its sole cost and expense, shall perform the improvements set forth on Exhibit E attached hereto.

6. Base Rent. Notwithstanding anything in the Lease to the contrary, commencing as of the Second Additional Premises Commencement Date, Base Rent with respect to the entire Premises shall be as set forth in the charts below:

First Floor Premises Base Rent:

Dates (as of the Second Additional Premises Commencement Date)	Square Feet of Rentable Area	Monthly Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent*
Months 1-5	7,344	$0.00	$0.00	N/A
Months 6-12	7,344	$3.00	$22,032.00	$264,384.00
Months 13-24	7,344	$3.09	$22,692.96	$272,315.52
Months 25-36	7,344	$3.18	$23,353.92	$280,247.04
Months 37-48	7,344	$3.28	$24,088.32	$289,059.84
Month 49-June 30, 2017	7,344	$3.38	$24,822.72	$297,872.64

*	Based on a twelve-month calculation

Second Floor Premises Base Rent:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent*
Second Additional Premises Commencement Date – June 30, 2013	21,470	$2.44 monthly	$52,386.80	$628,641.60
July 1, 2013 – June 30, 2014	21,470	$2.69 monthly	$57,754.30	$693,051.60
July 1, 2014 – June 30, 2015	21,470	$2.94 monthly	$63,121.80	$757,461.60
July 1, 2015 – June 30, 2016	21,470	$3.19 monthly	$68,489.30	$821,871.60
July 1, 2016 – June 30, 2017	21,470	$3.44 monthly	$73,856.80	$886,281.60

*	Based on a twelve-month calculation

7. Tenant’s Pro Rata Share. From and after the Second Additional Premises Commencement Date, Tenant’s Pro Rata Share shall equal thirty-nine and 91/100 percent (39.91%). Notwithstanding any abatement in Base Rent, Tenant shall be responsible for Operating Expenses with respect to the entire Premises as of the Second Additional Premises Commencement Date, including the Property Management Fee, which, during the first five (5) months following the Second Additional Premises Commencement Date, shall be calculated as if Tenant were paying Seventy-Five Thousand Three Hundred Forty-Nine and 22/100 Dollars ($75,349.22) per month for Base Rent.

8. Condition of Second Additional Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Second Additional Premises, the Building or the Project, or with respect to the suitability of the Second Additional Premises, the Building or the Project for the conduct of Tenant’s business. Notwithstanding the foregoing, Landlord represents and warrants that, as of the Fourth Amendment Execution Date, (a) the Second Additional Premises are in compliance with all

Applicable Laws (including (without limitation) the ADA and Title 24) and (b) the structural elements of the Building, the roof and roof membrane and the Building systems throughout the Building and serving the Second Additional Premises (including (without limitation) the mechanical, electrical, HVAC and plumbing systems of the Building) are in working order, condition and repair and, to the extent that the representations are in (a) and/or (b) are untrue as of the Fourth Amendment Execution Date, Landlord shall, at Landlord’s sole cost and expense and as Tenant’s sole remedy, correct any breach of such warranties promptly following receipt of written notice thereof from Tenant. Tenant acknowledges that (x) it is fully familiar with the condition of the Second Additional Premises and agrees to take the same in its condition “as is” as of the Second Additional Premises Commencement Date (subject to the preceding sentence) and (y) Landlord shall have no obligation to alter, repair or otherwise prepare the Second Additional Premises for Tenant’s occupancy or to pay for or construct any improvements to the Second Additional Premises, except with respect to the Second Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Second Additional TI Allowance. Tenant’s taking of possession of the Second Additional Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Second Additional Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair.

9. Additional Tenant. In the event Landlord leases any of the space indicated on Exhibit F attached hereto to a tenant other than Tenant, the items set forth in this Article shall occur upon written notice from Landlord (the “Additional Tenant Notice”).

9.1. Storage Room Surrender. Within ten (10) days after Landlord’s delivery of the Additional Tenant Notice, Tenant shall surrender and vacate (in each case, in accordance with, and in the condition required by, the Amended Lease for surrendering Premises upon the expiration or earlier termination thereof) that certain portion of Storage Room 100-30 (the “Storage Room”), as depicted on Exhibit G, attached hereto (the “Storage Reduction Space”). Upon Tenant surrendering the Storage Reduction Space in accordance with the Lease, (a) the First Floor Premises shall no longer include the Storage Reduction Space, (b) the First Floor Premises shall be reduced by the Rentable Area applicable to the Storage Reduction Space, (c) Tenant’s Pro Rata Share shall be adjusted to reflect the reduction in the First Floor Premises and (d) the Amended Lease (with respect to the Storage Reduction Space) shall terminate and be of no further force or effect, except for those provisions that expressly survive the expiration or earlier termination thereof.

9.2. Storage Room Improvements. Upon Tenant’s surrender of the Storage Reduction Space, Landlord shall be entitled to perform improvements to the Storage Room (the “Storage Room Improvements”) in order to separately demise the Storage Reduction Space from the portion of the Storage Room that will remain a part of the First Floor Premises. The Storage Room shall be demised into two (2) equally sized rooms and the Storage Room Improvements may include the installation of a demising wall, a double door and any necessary HVAC balancing or adjustments. Landlord shall invoice Tenant for the cost of the Storage Room Improvements and Tenant shall pay such costs as Additional Rent within ten (10) days after receipt of an invoice therefor.

9.3. Emergency Exit Route. From and after Landlord’s delivery of the Additional Tenant Notice, (a) the area depicted on Exhibit H attached hereto (the “Emergency Exit Route”) shall no longer constitute Common Area and shall only be used by Tenant in the event of an emergency and only for egress purposes and (b) Tenant shall not enter or use the Emergency Exit Route at any other time or for any other purpose. In addition, upon Landlord’s delivery of the Additional Tenant Notice, Landlord may (m) install panic alarms and secure double doors on doorways associated with the Emergency Exit Route and (n) install a demising wall as indicated on Exhibit H (collectively, the “Emergency Exit Route Improvements”). Landlord shall invoice Tenant for the cost of the Emergency Exit Route Improvements (and other work necessary to complete the Emergency Exit Route Improvements) and Tenant shall pay such costs as Additional Rent within ten (10) days after receipt of an invoice therefor. Concurrently with Tenant’s surrender of the Storage Reduction Space (as set forth in Section 9.1), (y) the Rentable Area of the First Floor Premises shall be reduced and (z) Tenant’s Pro Rata Share shall be adjusted, in each case to reflect the reduction of the Emergency Exit Route from the Common Area of the Building.

9.4. Submetering. Upon Landlord’s delivery of the Additional Tenant Notice, Landlord may install separate metering equipment to monitor such new tenant’s usage of utilities. Landlord shall invoice Tenant for the cost to install such metering equipment and Tenant shall pay such costs as Additional Rent within ten (10) days after receipt of an invoice therefor.

10. Termination Option. Notwithstanding anything in the Lease to the contrary, Article 44 of the Lease shall only apply to the Second Floor Premises and shall not apply to the First Floor Premises.

11. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Studley, Inc. (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

12. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

13. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Amended Lease should be sent to:

Regulus Therapeutics Inc.

3545 John Hopkins Court, Suite 210

San Diego, California 92121

Attn: Garry Menzel, Executive Vice President

14. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

15. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

16. Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-3545-3575 JOHN HOPKINS LP, a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

REGULUS THERAPEUTICS INC., a Delaware corporation

By:	/s/ Garry E. Menzel
Name:	Garry E. Menzel, Ph.D.
Title:	Chief Operating Officer and
Executive Vice President, Finance

EXHIBIT A

SECOND ADDITIONAL PREMISES

A-1

EXHIBIT B

SECOND WORK LETTER

This Second Work Letter (this “Second Work Letter”) is made and entered into as of the 19th day of November, 2012, by and between BMR-3545-3575 JOHN HOPKINS LP, a Delaware limited partnership (“Landlord”), and REGULUS THERAPEUTICS INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Fourth Amendment to Lease dated as of November 19, 2012 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Amendment”), by and between Landlord and Tenant for the Second Additional Premises located at 3545-3575 John Hopkins Court, San Diego, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Amended Lease (as defined in the Amendment).

1. General Requirements.

1.1. Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Federico Mina as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Second Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Second Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b) Tenant designates Mary Glanville (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Second Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2. Schedule. The schedule for design and development of the Second Additional Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Second Additional Tenant Improvements. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within five (5) business days after delivery to Landlord. Landlord’s failure to respond within such five (5) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Second Work Letter.

1.3. Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Second Additional Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. All Tenant contracts related to the Second Additional Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Second Additional Tenant Improvements to Landlord at any time.

2. Second Additional Tenant Improvements. All Second Additional Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the Second Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Second Additional TI Allowance) and in accordance with the Approved Plans (as defined below), the Amended Lease and this Second Work Letter. To the extent that the total projected cost of the Second Additional Tenant Improvements (as projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall advance to Landlord any Excess TI Costs within ten (10) days after receipt of an invoice therefor, but in any case before Tenant commences the Second Additional Tenant Improvements. If the actual Excess TI Costs are less than the Excess TI Costs paid by Tenant to Landlord, Landlord shall credit Tenant with the overage paid by Tenant against Tenant’s Rent obligations, beginning after Landlord has completed the final accounting for the Second Additional Tenant Improvements. If the cost of the Second Additional Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall deposit any additional Excess TI Costs with Landlord in the same way that Tenant deposited the initial Excess TI Costs. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Second Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Tenant or its contractors as the Second Additional Tenant Improvements shall be new or “like new;” the Second Additional Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Second Additional Tenant Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the First Floor Premises during the performance of any Second Additional Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

2.1. Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Second Additional Tenant Improvements prepared in conformity with the applicable provisions of this Second Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within five (5) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such five (5) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2. Construction Plans. Tenant shall prepare final plans and specifications for the Second Additional Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Construction Plans shall be approved or disapproved by Landlord within five (5) business days after delivery to Landlord. Landlord’s failure to respond within such five (5) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Second Work Letter, are referred to herein as the “Approved Plans.”

2.3. Changes to the Second Additional Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Second Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Second Additional

Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.4. Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

3. Completion of Second Additional Tenant Improvements. Tenant, at its sole cost and expense (except for the Second Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Lease, the Second Additional TI Allowance), shall perform and complete the Second Additional Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Amended Lease and this Second Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the First Floor Premises. The Second Additional Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (v) evidence satisfactory to Landlord that (i) all Second Additional Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws), (ii) all Second Additional Tenant Improvements have been accepted by Landlord, (iii) any and all liens related to the Second Additional Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Second Additional Tenant Improvements are outstanding, (w) all certifications and approvals with respect to the Second Additional Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the First Floor Premises, (x) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (y) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans and (z) complete drawing print sets and electronic CADD files on disc of all contract documents for work performed by their architect and engineers in relation to the Second Additional Tenant Improvements.

4. Insurance.

4.1. Property Insurance. At all times during the period beginning with commencement of construction of the Second Additional Tenant Improvements and ending with final completion of the Second Additional Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Amended Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Second Additional Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Second Additional Tenant Improvements or any temporary structures on the First Floor Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance. Such property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

4.2. Workers’ Compensation Insurance. At all times during the period of construction of the Second Additional Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

5. Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Second Additional Tenant Improvements. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Second Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Second Additional Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6. TI Allowance.

6.1. Application of TI Allowance. Landlord shall contribute, in the following order, the Second Base TI Allowance; if properly requested by Tenant pursuant to the terms of the

Lease, the Second Additional TI Allowance; and any Excess TI Costs advanced by Tenant to Landlord toward the costs and expenses incurred in connection with the performance of the Second Additional Tenant Improvements, in accordance with Article 4 of the Amendment. If the entire Second TI Allowance is not applied toward or reserved for the costs of the Second Additional Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the Second TI Allowance. If the entire Excess TI Costs advanced by Tenant to Landlord are not applied toward the costs of the Second Additional Tenant Improvements, then Landlord shall promptly return such excess to Tenant following completion of the Second Additional Tenant Improvements. Tenant may apply the Second Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Amendment, the Second Additional TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Amendment.

6.2. Approval of Budget for the Second Additional Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Second Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the Second TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Second Additional Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Second Additional Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Second Additional Tenant Improvements that exceed the amount of the Second TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Second Additional Tenant Improvements that is proposed by Tenant.

6.3. Fund Requests. Upon submission by Tenant to Landlord of (a) a statement (a “Fund Request”) setting forth the total amount of the Second TI Allowance requested, (b) a summary of the Second Additional Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Second TI Allowance then being requested, (d) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Second Additional Tenant Improvements in a form acceptable to Landlord and complying with Applicable Laws and (e) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Second Additional Tenant Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to (as elected by Landlord) the applicable contractors, subcontractors and material suppliers or Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers either prior to Landlord’s approval of the Approved Budget or as a result of Tenant’s decision to pay for the Second Additional Tenant Improvements itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Amendment and this Second Work Letter), the amount of Second Additional Tenant Improvements costs set forth in such Fund Request or Landlord’s pari passu share thereof if Excess TI Costs exist based on the Approved Budget; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Second Additional Tenant Improvements is approved in accordance with Section 6.2 above, and any Fund Request under this Section shall be subject to the payment limits set forth in Section 6.2 above and Article 4 of the Amendment.

7. Miscellaneous.

7.1. Number; Headings. Where applicable in this Second Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Second Work Letter are not a part of this Second Work Letter and shall have no effect upon the construction or interpretation of any part hereof.

7.2. Attorneys’ Fees. If either party commences a demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Second Work Letter, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action or proceeding and in any appeal in connection therewith (regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed).

7.3. Time of Essence. Time is of the essence with respect to the performance of every provision of this Second Work Letter in which time of performance is a factor.

7.4. Covenant and Condition. Each provision of this Second Work Letter performable by Tenant shall be deemed both a covenant and a condition.

7.5. Withholding of Consent. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

7.6. Invalidity. Any provision of this Second Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Second Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

7.7. Interpretation. The language in all parts of this Second Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

7.8. Successors. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section shall in any way alter the provisions of the Lease restricting assignment or subletting.

7.9. Governing Law. This Second Work Letter shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

7.10. Power and Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Second Work Letter have the power, authority and legal capacity to sign this Second Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

7.11. Counterparts. This Second Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

7.12. Amendments; Waiver. No provision of this Second Work Letter may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

7.13. Waiver of Jury Trial. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Second Work Letter; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Second Work Letter or the Premises.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Work Letter to be effective on the date first above written.

LANDLORD:
BMR-3545-3575 JOHN HOPKINS LP, a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

REGULUS THERAPEUTICS INC., a Delaware corporation

By:	/s/ Garry E. Menzel
Name:	Garry E. Menzel, Ph.D.
Title:	Chief Operating Officer and
Executive Vice President, Finance

EXHIBIT C

ACKNOWLEDGEMENT OF SECOND ADDITIONAL PREMISES COMMENCEMENT DATE

THIS ACKNOWLEDGEMENT OF SECOND ADDITIONAL PREMISES COMMENCEMENT DATE is entered into as of [                    ], 20[    ], with reference to that certain Lease dated as of March 19, 2010, as amended by that certain First Amendment to Lease dated as of April 26, 2010, that certain Second Amendment to Lease dated as of January 26, 2011, that certain Third Amendment to Lease dated as of February 27, 2012 and that certain Fourth Amendment to Lease dated as of November 19, 2012 (the “Fourth Amendment” and collectively, as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Lease”), by REGULUS THERAPEUTICS INC., a Delaware corporation (“Tenant”), in favor of BMR-3545-3575 JOHN HOPKINS LP, a Delaware limited partnership (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1. Tenant accepted possession of the Second Additional Premises for construction of improvements or the installation of personal or other property on [                    ], 20[    ], and for use in accordance with the Permitted Use on [                    ], 20[    ]. Tenant first occupied the Second Additional Premises for the Permitted Use on [                    ], 20[    ].]

2. The Second Additional Premises are in good order, condition and repair.

3. The Second Additional Second Additional Tenant Improvements are Substantially Complete.

4. All conditions of the Amended Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Premises.

5. In accordance with the provisions of Article 4 of the Fourth Amendment, the Second Additional Premises Commencement Date is [                    ], 20[    ], and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [                    ], 20[    ].

6. The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises.

7. Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

8. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant (with respect to the Second Additional Premises) under the Lease commenced to accrue on [                    ], 20[    ], with Base Rent payable on the dates and amounts set forth in the chart below:

First Floor Premises Base Rent:

Dates (as of the Second Additional Premises Commencement Date)	Square Feet of Rentable Area	Monthly Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent*
Months 1-5	7,344	$0.00	$0.00	N/A
Months 6-12	7,344	$3.00	$22,032.00	$264,384.00
Months 13-24	7,344	$3.09	$22,692.96	$272,315.52
Months 25-36	7,344	$3.18	$23,353.92	$280,247.04
Months 37-48	7,344	$3.28	$24,088.32	$289,059.84
Month 49-June 30, 2017	7,344	$3.38	$24,822.72	$297,872.64

*	Based on a twelve-month calculation

Second Floor Premises Base Rent:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent*
Second Additional Premises Commencement Date – June 30, 2013	21,470	$2.44 monthly	$52,386.80	$628,641.60
July 1, 2013 – June 30, 2014	21,470	$2.69 monthly	$57,754.30	$693,051.60
July 1, 2014 – June 30, 2015	21,470	$2.94 monthly	$63,121.80	$757,461.60

July 1, 2015 – June 30, 2016	21,470	$3.19 monthly	$68,489.30	$821,871.60
July 1, 2016 – June 30, 2017	21,470	$3.44 monthly	$73,856.80	$886,281.60

*	Based on a twelve-month calculation

9. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

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IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Second Additional Premises Commencement Date as of the date first written above.

TENANT:

REGULUS THERAPEUTICS INC., a Delaware corporation

By:
Name:
Title:

C-1

EXHIBIT D

FORM OF SECOND ADDITIONAL TI ALLOWANCE ACCEPTANCE LETTER

[TENANT LETTERHEAD]

BMR-3545-3575 John Hopkins LP

17190 Bernardo Center Drive

San Diego, California 92128

Attn: Vice President, Real Estate Counsel

[Date]

Re:	Second Additional TI Allowance

To Whom It May Concern:

This letter concerns certain Lease dated as of March 19, 2010, as amended by that certain First Amendment to Lease dated as of April 26, 2010, that certain Second Amendment to Lease dated as of January 26, 2011, that certain Third Amendment to Lease dated as of February 27, 2012 and that certain Fourth Amendment to Lease dated as of November 19, 2012 (the “Fourth Amendment” and collectively, as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Lease”), between BMR-3545-3575 John Hopkins LP (“Landlord”) and Regulus Therapeutics Inc. (“Tenant”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

Tenant hereby notifies Landlord that it wishes to exercise its right to utilize the Second Additional TI Allowance pursuant to Article 4 of the Fourth Amendment.

If you have any questions, please do not hesitate to call [            ] at ([    ]) [    ]-[    ].

Sincerely,

[Name]
[Title of Authorized Signatory]

cc:	Greg Lubushkin

Karen Sztraicher

John Bonanno

Kevin Simonsen

D-1

EXHIBIT E

LANDLORD WORK

•	Replace flooring in south elevator lobby and vestibule and paint the corresponding stairwell (the “Stairwell”)

•	Replace stair treads in the Stairwell

E-1

EXHIBIT F

ADDITIONAL TENANT SPACE

F-1

EXHIBIT G

STORAGE REDUCTION SPACE

G-1

EXHIBIT H

EMERGENCY EXIT ROUTE

H-1